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                                                                   EXHIBIT 10.18

                               SEVERANCE AGREEMENT

         THIS SEVERANCE AGREEMENT ("Agreement"), made and entered into January 12, 2001, is between AZURIX CORP., a Delaware corporation having its principal offices at 333 Clay Street, Suite 1000, Houston, Texas, 77002 ("Azurix"), and REBECCA P. MARK ("Ms. Mark"), an individual, residing at 4016 Inverness Drive, Houston, Texas 77019.

                                   WITNESSETH:

         WHEREAS, Enron Corp., an Oregon corporation ("Enron"), and Ms. Mark entered into that certain Executive Employment Agreement effective May 4, 1998; and

         WHEREAS, Enron, Azurix and Ms. Mark entered into that certain First Amendment to Executive Employment Agreement effective as of February 1, 1999, under which, among other things, Enron assigned to Enron and Azurix, and Enron and Azurix assumed, the original Executive Employment Agreement and various terms of the original Executive Employment Agreement were changed (the Executive Employment Agreement, as so amended, being called the "Employment Agreement"); and

         WHEREAS, Ms. Mark's employment with Azurix has terminated in accordance with Section 3.1(ii) of the Employment Agreement; and

         WHEREAS, the parties have agreed upon certain other terms relating to the termination of Ms. Mark's employment with Azurix and as a director of
Azurix:

         NOW, THEREFORE, for and in consideration of the recitals and covenants herein set forth, the parties agree as follows:

         1. Employment. Ms. Mark's termination of employment with Azurix became effective on August 25, 2000 ("Termination Date"). Effective the Termination Date, Ms. Mark shall resign as a director and an officer of Azurix and its subsidiaries and affiliated companies that she holds as of the Termination Date.

         2. Consideration. As consideration for this Agreement, and in full satisfaction of all obligations of Azurix under Section 3.5 of the Employment Agreement with respect to compensation and bonus, on or before January 31, 2001, Azurix shall pay Ms. Mark the sum of $441,601. In accordance with Azurix's policies on corporate credit cards and other accounts, Ms. Mark agrees to reimburse Azurix for personal amounts (if any) that have been charged to or paid by

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Azurix or its subsidiaries or affiliated companies, which amounts (if any) may be offset against the amount payable under this Section 2.

         3. Severance Pay. Ms. Mark waives, and Azurix shall not be required to pay, any severance pay or severance benefits, except as provided for in this Agreement, in connection with Ms. Mark's termination of employment or as a director of Azurix, whether from a severance plan sponsored by Azurix or Enron or the general assets of Azurix. The consideration and remuneration provided for under this Agreement are in lieu of and take the place of any other severance pay or severance benefit, which Ms. Mark forfeits.

         4. Employee Benefit, Compensation and Incentive Plans. Ms. Mark shall be entitled to receive benefits earned by and payable to her under all employee benefit, compensation and incentive plans in which she participated or was covered by during her employment with Azurix or Enron according to the terms and provisions thereof, as if she were involuntarily terminated on the Termination Date as provided by the applicable plan documents. Specifically, and without limiting the generality of the foregoing, Ms. Mark shall continue her rights under any stock option or restricted stock grant agreements with Azurix as if she were involuntarily terminated on the Termination Date as provided by the applicable plan and grant documents, and the rights shall be governed by the terms of those documents.

         5. Post-Employment Obligations. Subject to the remaining provisions of this Section 5, Ms. Mark acknowledges and agrees that her obligations to Azurix under the Employment Agreement that by their terms continue following termination of her employment, including, without limitation, Section 1.5,
Article 5, Article 6, Article 7 and Section 8.2 of the Employment Agreement, remain in full force and effect, limited where applicable to the periods stated in those provisions, and are hereby ratified and confirmed. The parties acknowledge and agree that, for purposes of these provisions, all references to Employer mean Azurix and its subsidiaries and affiliated companies, and all references to Azurix include its subsidiaries and affiliated companies. Notwithstanding the foregoing, Ms. Mark's continuing obligations in respect of Azurix and its subsidiaries and affiliated companies under Section 7.1 of the Employment Agreement are modified as follows:

         A. Ms. Mark may engage in the business of investing in, owning, operating, managing or operating water resource and storage assets and projects and providing water resource and storage services.

         B. Ms. Mark's non-competition obligations in respect of Azurix and its subsidiaries and affiliated companies shall extend through December 31, 2002.

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         6. Miscellaneous.

         6.1 Notices. For purposes of this Agreement, notices and all other communications shall be in writing and shall have been duly given when personally delivered or when mailed by United States certified or registered mail, addressed as follows:

         If to Azurix:

                  Azurix Corp.
                  333 Clay Street, Suite 1000
                  Houston, Texas 77002
                  Attention: Corporate Secretary

         If to Ms. Mark:

                  Ms. Rebecca P. Mark
                  4016 Inverness Drive
                  Houston, Texas 77019

or to any other address which either party may furnish to the other in writing, except that notices of changes of address shall be effective only upon receipt.

         6.2 Applicable Law. THIS CONTRACT IS ENTERED INTO UNDER, AND SHALL BE GOVERNED FOR ALL PURPOSES BY, THE LAWS OF THE STATE OF TEXAS.

         6.3 No Waiver. No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

         6.4 Remedy for Breach of Contract. The parties agree that in the event there is any breach or asserted breach of the terms, covenants or conditions of this Agreement, the remedy of the parties hereto shall be in both law and in equity, including injunctive relief for the enforcement of or relief from any provisions of this Agreement.

         6.5 Severability. It is a desire and intent of the parties that the terms, provisions, covenants and remedies contained in this Agreement shall be enforceable to the fullest extent permitted by law. If any such term, provision, covenant or remedy of this Agreement or the application thereof to any person or circumstances shall, to any extent, be construed to be invalid or unenforceable in whole or in part, then such term, provision, covenant or remedy shall be construed in a manner so as to permit its enforceability under the applicable law to the fullest extent permitted

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by law. In any case, the remaining provisions of this Agreement or the application thereof to any person or circumstances other than those to which they have been held invalid or unenforceable, shall remain in full force and effect. It is further the desire and intent of the parties that in the event of any breach of any portion of this Agreement, the remainder of this Agreement shall remain in effect as written and enforceable to the fullest extent permitted by law.

         6.6 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

         6.7 Withholding of Taxes. Azurix may withhold from any benefits or remuneration payable under this Agreement all federal, state, city or other taxes as may be required pursuant to any law or governmental regulation or ruling.

         6.8 Headings. The paragraph headings have been inserted for purposes of convenience and shall not be used for interpretive purposes.

         6.9 Assignability.

         A.       By Azurix:

                           Azurix's obligations under this Agreement are not
                  transferable or assignable by Azurix and shall be considered a liability of Azurix in any sale or transfer of substantially all of its business or assets by any means whether direct or indirect, by purchase, merger, consolidation or otherwise.

         B.       By Ms. Mark:

                           With respect to Ms. Mark's rights and obligations,
                  her rights and obligations hereunder are personal and neither this Agreement, nor any right, benefit or obligation of Ms. Mark, shall be subject to voluntary or involuntary assignment, alienation or transfer, whether by operation of law or otherwise, without the prior written consent of Azurix. This Agreement and all payments hereunder shall inure to the benefit of and be enforceable by and against Ms. Mark's personal or legal representatives, executors, administrators, heirs, distributees, devisees and legatees.

         6.10     Release and Indemnity.

         A. By execution of this Agreement, Ms. Mark for herself, her legal and other representatives, claimants, heirs and beneficiaries, forever waives and releases Azurix

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                  and its subsidiaries and affiliated companies (which for
                  purposes of this Section 6.10(A) shall include Enron and its subsidiaries and affiliated companies) from all rights, benefits payments and claims (including but not limited to statutory, tort or contractual claims) of any kind and nature to which Ms. Mark is now or in the future may be entitled, and arising out of or in connection with Ms. Mark's employment with Azurix or any of its subsidiaries or affiliated companies, and termination of Ms. Mark's employment, including but not limited to claims of race, sex, national origin, and religious discrimination, harassment, or retaliation in violation of Title VII of the Civil Rights Act, or any violations of the Americans With Disabilities Act, the Age Discrimination in Employment Act ("ADEA"), and the Texas Commission on Human Rights Act, the Equal Pay Act, and the Employee Retirement Income Security Act of 1974, all as amended, and any other state or federal statute, regulation or the common law (contract, tort or other), except as may be specifically provided for under this Agreement or contained in the plan documents or grants of benefits to which Ms. Mark is entitled according to the provisions hereof. It is specifically agreed that this Agreement and the consideration Ms. Mark will receive hereunder, constitute a complete settlement and release, and an absolute bar to any and all claims Ms. Mark has or may have against Azurix and its subsidiaries or affiliated companies, or its or their respective directors, officers, and employees, whether or not the same be presently known or suspected to be arising out of or in any manner connected with Ms. Mark's employment thereby or termination of employment with Azurix and its subsidiaries and affiliated companies, except as may be specifically provided for under this Agreement or continued in the plan documents or grants of benefits to which Ms. Mark is entitled according to the provisions hereof. THIS SECTION OF THE AGREEMENT APPLIES TO RIGHTS OR CLAIMS PURSUANT TO THE ADEA ONLY IN EXISTENCE ON OR BEFORE THE DATE OF PAYMENT OF CONSIDERATION AND REMUNERATION PROVIDED FOR HEREIN. MS. MARK ACKNOWLEDGES AND AGREES, AND REPRESENTS TO AZURIX THAT (i) SHE UNDERSTANDS THE EFFECT OF THE PROVISIONS OF THIS PARAGRAPH,
                  (ii) SHE HAS HAD AT LEAST 21 DAYS IN WHICH TO CONSIDER THE EFFECT OF THE PROVISIONS OF THIS PARAGRAPH, AND (iii) SHE CONSULTED AN ATTORNEY PRIOR TO EXECUTING THIS AGREEMENT WITH RESPECT TO THE EFFECT OF THE PROVISIONS OF THIS PARAGRAPH AND HER EXECUTION OF THIS AGREEMENT. MS. MARK MAY REVOKE THIS AGREEMENT DURING THE SEVEN-DAY PERIOD FOLLOWING THE DATE OF THIS AGREEMENT, WHEREUPON THIS AGREEMENT SHALL BE RESCINDED IN ITS ENTIRETY AND BECOME NULL AND VOID.

         B. Notwithstanding the above provisions of this Section 6.10, if after termination of her employment, Ms. Mark is named a party defendant in a lawsuit involving actions performed by her on behalf of Azurix as an employee, director or officer of Azurix or its subsidiaries or affiliated companies, Ms. Mark shall continue to have the same rights of indemnification from Azurix with respect to such actions performed by her in those

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                  capacities, as the rights of indemnification of employees, officers and directors of Azurix that she had during her employment.

         6.11 Entire Agreement: Modification. This Agreement constitutes the entire agreement of the parties with regard to the termination of employment of Ms. Mark, supersedes any and all prior written agreements between the parties (except as provided in Sections 4 and 5), and contains all of the covenants, promises, representations and agreements between the parties with respect to the termination of employment of Ms. Mark with Azurix or Enron. Each party to this Agreement acknowledges that no representation, inducement, promise or agreement, oral or written, has been made by either party, which is not embodied herein, or referred to hereby and that no agreement, statement or promise relating to the employment or termination of employment of Ms. Mark with Azurix or Enron that is not contained or provided for, identified or referred to in this Agreement, shall be valid or binding. The parties acknowledge, however, that there is a separate agreement between Enron and Ms. Mark regarding the termination of her employment with Enron and that the obligations of Enron under that agreement and of Azurix under this agreement are several and not joint. Any modification of this Agreement will be effective only if it is in writing and signed by both parties.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

                                                  AZURIX CORP.


                                                  By: /s/ PHILIP J. BAZELIDES
                                                     --------------------------
                                                  Name: Philip J. Bazelides
                                                       ------------------------
                                                  Title: Managing Director
                                                        -----------------------

                                                  REBECCA P. MARK


                                                  /s/ REBECCA P. MARK
                                                  -----------------------------



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